SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No. 2)

                        TTI TEAM TELECOM INTERNATIONAL LTD

             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    M88258104
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [x].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M88258104                   13G                    Page 2  of 8 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley  Dean  Witter &  Co.
          IRS  #  39-314-5972



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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .0007%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M88258104                 13G                    Page 3  of  8  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter Investment Management Inc.
          IRS  #  13-3040307


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       61
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          .0007%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M88258104                     13G                   Page 4  of 8 Pages





Item 1.     (a)   Name of Issuer:
                  TTI Team Telecom
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  7 HAMIFALIM ST
                : KIRYAT ARYEH
                  PETACH TIKVA 49513 I
                  L3
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                       (a) Morgan Stanley Dean Witter & Co.
                       (b) Morgan Stanley Dean Witter Investment Management Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1221 Avenue of the Americas
                               New  York,  New  York  10020
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           M88258104
                               -------------------------------------------------

Item 3.     (a)   Morgan Stanley Dean Witter & Co. is (e) an  Investment Adviser
                  registered under Section 203 of the Investment Advisers Act of 1940.

            (b) Morgan Stanley Dean Witter Investment Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. M88258104                  13-G                   Page 5  of  8  Pages



Item 4.     Ownership.


               Incorporated by reference to Items (5) - (9) and (11) of the cover page.



Item 5.     Ownership of Five Percent or Less of a Class.

            (a) As of the date hereof, Morgan Stanley Dean Witter & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

            (b) As of the date hereof, Morgan Stanley Dean Witter Investment Limited has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Inapplicable



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. M88258104                  13-G                   Page 6  of  8 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       August 09, 2000


Signature:  /s/ Dennine Bullard
            -----------------------------------------------------------------

Name/Title  Dennine Bullard / Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       August 09, 2000


Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Principal Morgan Stanley Dean Witter Investment
                             Management Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.



                       INDEX TO EXHIBITS                               PAGE
                       -----------------                               ----

EXHIBIT 1       Agreement to Make a Joint Filing                          7

EXHIBIT 2       Secretary's Certificate Authorizing Dennine Bullard       8
                to Sign on behalf of Morgan Stanley Dean Witter & Co.


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)